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                                                                    EXHIBIT 99.1



                                [LIGHTSPAN LOGO]


FOR IMMEDIATE RELEASE


              Michael A. Sicuro
Contact:      858.824.8370

              Robert S. Scheid
              866.251.6694 toll free



                 LIGHTSPAN, INC. ADOPTS STOCKHOLDER RIGHTS PLAN

SAN DIEGO -- FEBRUARY 25, 2002 -- LIGHTSPAN, INC. (NASDAQ:LSPN) announced that its Board of Directors approved the adoption of a Stockholder Rights Plan under which all stockholders of record as of March 8, 2002 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Lightspan stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Lightspan. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire ten years from the record date. The rights will be exercisable only if a person or group acquires fifteen percent or more of the Lightspan Common Stock or announces a tender offer for fifteen percent or more of the Common Stock. If a person acquires fifteen percent or more of Lightspan's Common Stock, all rightsholders except the buyer will be entitled to acquire Lightspan Common Stock at a discount. The effect will be to discourage acquisitions of more than fifteen percent of Lightspan's Common Stock without negotiations with the Board.

The rights will trade with Lightspan's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Lightspan's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than fifteen percent of the Lightspan Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT LIGHTSPAN, INC.

Lightspan, Inc. provides curriculum-based educational software and Internet products and services used in schools and homes. Lightspan's products align to all key federal education reform initiatives, offering school districts a complete solution to assess, align, instruct and evaluate, as a comprehensive achievement and accountability system. The Company's technology, delivery systems, and content help increase student interest in learning, parental involvement in their children's education, and productive interaction among teachers, parents and students. Lightspan's products include Lightspan Achieve Now(R), an interactive curriculum program for K-8 students; The Lightspan Network(R), a subscription-based service

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        10140 Campus Point Drive - San Diego, CA 92121 - 1-888-4-ALL KIDS
                    - FAX (858) 824-8001 - www.lightspan.com


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offering standards-based, online curriculum and resources for K-8 classrooms;
curriculum programs for college students offered through Academic Systems Corporation, Lightspan's higher-education group; Academic.com, a Web-based product offering a complete eLearning solution for online general education courses across many disciplines; Internet-based educational testing and assessment products offered through Lightspan eduTest Assessment.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements, including statements regarding the value which may be obtained by the stockholders of the Company in the event of an unsolicited takeover attempt, the treatment of stockholders of the Company in the event of an unsolicited takeover attempt, the deterrence effect of the Rights Plan on acquisitions of the Company's stock and the ability of the Rights Plan to guard against abusive takeover tactics. These statements are subject to risks and uncertainties, including, but not limited to, legal challenges that may invalidate the Rights Plan, limitations imposed by the fiduciary duties of the Company's directors that may restrict such directors ability to influence the outcome of an attempted takeover of the Company in a way that may be beneficial to a particular stockholder of the Company, changes in the valuation of the Company's common stock, changes in economic conditions in the Company's market areas; changes in policies by regulatory agencies and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the fiscal year ended January 31, 2001 filed with the Commission on April 30, 2001. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2002 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.


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        10140 Campus Point Drive - San Diego, CA 92121 - 1-888-4-ALL KIDS
                    - FAX (858) 824-8001 - www.lightspan.com


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